Exhibit 99.1

Bionik Laboratories Reports First Quarter

Fiscal 2019 Financial Results

TORONTO and BOSTON (August 14, 2018) – Bionik Laboratories Corp. (OTCQB: BNKL) (“Bionik” or the “Company”), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced financial results for first quarter of fiscal year 2019, ended June 30, 2018.

Corporate highlights for the quarter and recent weeks include:

•	Appointed a new Chief Commercial Officer, Renaud Maloberti
•	Continued success of our leasing program supported by our financial partner representing 80% of our quarter sales in volume
•	Continued development of a lower-limb assistive exoskeleton for individuals with impaired mobility through a previously announced partnership with Wistron Corporation
•	Continued development of an InMotion Home product, which is based on the same clinical concepts and rehabilitation protocols as the professional products and is supported by significant clinical data

Financial highlights for the first quarter of fiscal 2019 and recent weeks include:

•	Reported sales of $501,333, up substantially from $87,520 in the prior-year quarter
•	Sold five InMotion robots, compared with one in the prior-year quarter and 11 in fiscal 2018
•	Borrowings from existing shareholders during the quarter of $2,934,298. Subsequent to June 30, 2018, as of July 20, 2018, these loans and an additional $1,798,555 of loans and interest were converted into common shares

Management Commentary

Commenting on the quarter, Eric Dusseux, M.D., Bionik’s chief executive officer, said, “The fiscal first quarter was marked by a number of achievements that are expected to support our future growth. Past investments in research and development were realized with the launch of our next-generation InMotion Arm. This new interactive robotic system for the rehabilitation of stroke survivors and those with mobility impairment due to neurological conditions provides a commercial product with the same innovative, active-assisted robotic therapy that has been clinically proven with the previous generation, along with a modern design that is smaller, sleeker and intended for use with a large number of patients.

“The financial results we are reporting today reflect the beginning of these sales to rehabilitation facilities. We are optimistic that this next-generation product will be embraced by the prestigious institutions we have targeted, and will strengthen the commercial pipeline we have built over the past year. We are encouraged by the market’s reception to our next-generation system and have already placed the first units at major customer hospitals. We believe these sales validate our new industrial and commercial strategy.

“We also strengthened our management team and corporate governance. The appointment of our new Chief Commercial Officer Renaud Maloberti in June bodes well for the execution of our sales strategy.

“The agreement with manufacturing partner Cogmedix has increased our production capacity. At the same time, we are gaining momentum with the key partnerships and joint ventures formed over the past year, and have made significant progress in developing our product offerings to focus on high-growth consumer opportunities,” Dr. Dusseux added.

Bionik expects to achieve the following milestones during fiscal year 2019:

•	Launch the next generation of InMotion Hand and InMotion Wrist to rehabilitation centers and hospitals
•	Expand sales channels in North America and abroad
•	Further develop InMotion robotic products for in-home use
•	Continue development with partner Wistron Corporation of the Company’s first lower-cost, lower-limb assistive exoskeleton for the large and growing elderly population both in North America and abroad
•	Work on maturing the outsourcing of all commercial manufacturing to support the expected increase in product demand
•	Increase sales of service contracts and warranties
•	Work toward an uplist of Bionik’s common stock to an U.S. national securities exchange

First Quarter Financial Results

Sales for quarter ended June 30, 2018 were $501,333, compared with $87,520 for the quarter ended June 30, 2017. The increase reflects the sale of five InMotion robots during the first quarter of fiscal 2019, compared with one robot in the prior-year quarter. In addition, deferred revenue, comprised of training to be provided and extended warranties, increased to $129,784 at June 30, 2018 from $122,667 at March 31, 2018. Extended warranties and training are important and growing parts of the Company’s business.

Gross profit for the quarter ended June 30, 2018 was $248,170 or 50% of sales, compared with $58,220 or 67% of sales for the quarter ended June 30, 2017. The prior-year sales consisted of one unit and the decreased margin in 2018 is due to higher material prices and issues related to outsourcing which the Company’s engineering team is working on mitigating.

The Company reported a comprehensive loss for the quarter ended June 30, 2018 of ($760,698), or a loss per share of ($0.00), compared with a comprehensive loss of ($2,240,518), or a loss per share of $(0.02), for the quarter ended June 30, 2017. The lower loss is principally due to a $2,048,697 mark to market revaluation gain connected to reversing the fair value entry that valued all of the Company’s unissued but committed share, warrants and options at March 31, 2018.

Bionik had cash and cash equivalents of $959,704 as of June 30, 2018, compared with $507,311 as of March 31, 2018. The Company’s working capital deficit was ($3,152,267) as of June 30, 2018, compared with a deficit of ($6,711,941) as of March 31, 2018. The decrease in the working capital deficit was due to a requirement at March 31, 2018 that shares to be issued, options and warrants had to be recorded at fair value, which totalled $5,692,853 as of March 31, 2018, which was reversed in the quarter. Subsequent to June 30, 2018, on July 20, 2018 all convertible loans and interest received between April 1, 2018 and July 20, 2018 were converted into common shares.

About Bionik Laboratories Corp.

Bionik Laboratories (OTCQB: BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development. For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:	Investor contact:

Matt Bretzius	Kim Golodetz
FischTank Marketing and PR	LHA Investor Relations
212-838-3777
matt@fischtankpr.com	Kgolodetz@lhai.com

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets

(Amounts expressed in US Dollars)

	As at 30-Jun-18 (Unaudited)	As at 31-Mar-18 (Audited)
	$	$
Assets
Current
Cash and cash equivalents	959,704	507,311
Trade Accounts receivable, net of allowance for doubtful accounts of $19,694 (March 31, 2018 – $19,694)	370,180	212,730
Prepaid expenses and other receivables	485,438	433,655
Inventories	155,795	237,443
Due from related parties	18,547	18,897
Total Current Assets	1,989,664	1,410,036
Equipment	150,210	159,961
Technology and other assets	4,635,666	4,706,719
Goodwill	22,308,275	22,308,275
Total Assets	29,083,815	28,584,991

Liabilities and Shareholders’ Deficiency
Current
Accounts Payable	736,141	724,673
Accrued liabilities	1,127,364	1,529,505
Customer advances	800	800
Demand Loans	-	51,479
Convertible Loans	1,692,187	-
Conversion feature on Convertible Loans	1,455,655	-
Deferred revenue	129,784	122,667
Shares to be issued, stock options and warrants	-	5,692,853
Total Current Liabilities	5,141,931	8,121,977
Shareholders’ Equity
Preferred Stock, par value $0.001; Authorized 10,000,000; Special Voting Preferred Stock, par value $0.001; Authorized; Issued and outstanding – 1 (March 31, 2018 – 1)	-	-
Common Shares, par value $0.001; Authorized – 500,000,000 (March 31, 2018 – 250,000,000); Issued and outstanding 247,873,882 and 41,271,880 Exchangeable Shares (March 31, 2018 – 205,328,106 and 44,271,880 Exchangeable Shares)	289,145	249,599
Additional paid in capital	60,147,628	55,947,606
Deficit	(36,537,038)	(35,776,340)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders’ Equity	23,941,884	20,463,014
Total Liabilities and Shareholders’ Equity	29,083,815	28,584,991

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Operations and Comprehensive Income Loss
for the three month periods ended June 31, 2018 and 2017 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended June 30, 2018	Three months ended June 30, 2017
	$	$
Sales	501,333	87,520
Cost of Sales	253,163	29,300
Gross Margin	248,170	58,220

Operating expenses
Sales and marketing	542,659	445,525
Research and development	676,743	685,909
General and administrative	979,479	627,606
Share-based compensation expense	595,412	251,048
Amortization	71,053	92,949
Depreciation	17,595	24,552
Total operating expenses	2,882,941	2,127,589

Other (income) expense
Foreign exchange	(41,134)	98,561
Accretion expense	134,251	-
Fair value adjustment	44,087	-
Gain on mark to market reevaluation	(2,048,697)	-
Interest expense	37,420	72,588
Total other (income) expenses	(1,874,073)	171,149
Net loss and comprehensive loss for the period	(760,698)	(2,240,518)
Loss per share – basic	(0.00)	(0.02)
Loss per share – diluted	(0.00)	(0.02)
Weighted average number of shares outstanding – basic	257,509,141	96,959,284
Weighted average number of shares outstanding – diluted	257,509,141	96,959,284

Bionik Laboratories Corp.

Condensed Consolidated Interim Statements of Cash Flows

for the three months periods ended June 30, 2018 and 2017 (unaudited)

(Amounts expressed in U.S. Dollars)

	Three months ended June 30, 2018	Three months ended June 30, 2017
	$	$
Operating activities
Net loss for the period	(760,698)	(2,240,518)
Adjustment for items not affecting cash
Depreciation	17,595	24,552
Amortization	71,053	92,949
Interest expense	36,702	72,766
Share based compensation expense	595,412	251,048
Accretion expense	134,251	-
Fair value adjustment	44,087	-
Gain on mark to market reevaluation	(2,048,697)	-
Allowance for doubtful accounts	(19,694)	-
	(1,929,989)	(1,799,203)
Changes in non-cash working capital items
Accounts receivable	(137,756)	248,977
Prepaid expenses and other receivables	(51,783)	55,996
Due from related parties	350	(635)
Inventories	81,648	(27,297)
Accounts payable	11,468	104,648
Accrued liabilities	(402,141)	(5,428)
Customer advances	-	108,300
Deferred revenue	7,117	7,985
Net cash (used in) operating activities	(2,421,086)	(1,306,657)
Investing activities
Additions to equipment	(7,844)	(15,600)
Net cash (used in) investing activities	(7,844)	(15,600)
Financing activities
Proceeds from convertible loans	2,934,298	500,000
Proceeds on exercise of warrants	-	1,125,038
Repayment of Demand notes principal	(50,000)	-
Repayment of Demand notes interest	(2,975)	-
Net cash provided by financing activities	2,881,323	1,625,038
Net increase in cash and cash equivalents for the period	452,393	302,781
Cash and cash equivalents, beginning of period	507,311	543,650
Cash and cash equivalents, end of period	959,704	846,431

The above financial information has been derived from the Company’s interim unaudited consolidated financial statements as of June 30, 2018 filed on Form 10-Q with the SEC on August 14, 2018 and the Company’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2018 found in the Company’s Annual Report on Form 10-K filed with the SEC on June 27, 2018.

The Company will require additional financing this year to fund its operations and is currently working on securing this funding through corporate collaborations, public or private equity offerings and/or debt financings, and its financial statements include a going concern qualification.

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